EX-28.d.4.p.1

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE MUTUAL FUNDS,
NATIONWIDE FUND ADVISORS
AND GQG PARTNERS LLC

Effective January 7, 2021
As Amended March 12, 2025*

Funds of the Trust	Subadvisory Fees
Nationwide GQG US Quality Equity Fund
0.28% on Aggregate Subadviser Assetsƚ up to $500 million;
0.25% on Aggregate Subadviser Assetsƚ of $500 million and more but less than $1 billion; and
0.22% on Aggregate Subadviser Assetsƚ of $1 billion and more

ƚ The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide GQG US Quality Equity Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Variable Insurance Trust, Nationwide Fund Advisors and GQG Partners LLC, dated March 12, 2025) of the NVIT GQG US Quality Equity Fund (formerly, NVIT Calvert Equity Fund), a series of Nationwide Variable Insurance Trust.

*As approved at the Board of Trustees Meeting held on March 11-12, 2025.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	SVP, Chief Investment Officer

SUBADVISER
GQG PARTNERS LLC

By:	/s/ Tim Carver
Name:	Tim Carver
Title:	CEO

By:	/s/ Frederick H. Sherley
Name:	Frederick H. Sherley
Title:	General Counsel and Secretary